Exhibit 2.12

NONCOMPETITION AGREEMENT

          This Noncompetition Agreement (this “Agreement”) is made and entered into as of the ____ day of August, 2007 (the “Commencement Date”) by and between by Artisanal Cheese, LLC, a New York limited liability company (the “Company”), and Terrance Brennan (“Member”).

W I T N E S S E T H:

          WHEREAS, this Agreement is entered into in connection with that certain Membership Interest Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Company, the members of the Company, being Member and Marvin Numeroff, and AHF Acquisition Corporation, a New York corporation.

          WHEREAS, prior to the consummation of the transactions contemplated by the Purchase Agreement (the “Subject Transactions”), Member owned 50% of the membership interests of the Company and was an officer of, and employed by, the Company, and will benefit from the Subject Transactions;

          WHEREAS, the Company is engaged in the business of wholesaling and distributing (including sales to retail establishments) premium cheese, providing educational cheese classes, and selling premium cheese through the internet and print catalogs (the “Restricted Activities”); and

          WHEREAS, at the closing of the Subject Transactions, Member will enter into a consulting agreement (the “Consulting Agreement”) with the Company.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and Member agree as follows:

          1.          Definitions. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

          2.          Acknowledgments by Member. Member understands, acknowledges and agrees that:

                       (a)     Member has occupied a position of trust and confidence with the Company prior to the Commencement Date. Member acknowledges and agrees that during his employment with the Company prior to the Subject Transactions and in his position as a consultant to the Company from and after the Subject Transactions, the Company has disclosed, and the Company will continue to disclose, to him, the confidential affairs and proprietary information of the Company, which is developed by, owned by and belongs to the Company, including, without limitation, the following information (collectively, the “Confidential Information”): any data or information of the Company (including information of the Company or its affiliates) regarding the Business which is valuable to the Company and not generally known to competitors of the Company. For purposes of this Agreement, the term “Confidential Information” does not include information that Member can show by competent proof: (i) was generally known to the public at the time the Company disclosed the information to Member; (ii) became generally known to the public after disclosure to the Member through no act or omission of Member; or (iii) was disclosed to Member by a third party having a bona fide right both to possess the information and to disclose the information to Member.

                       (b)     The Company is, and from and after the Closing Date the Company will be, engaged in the Restricted Activities;

                       (c)     The products and services of the Company are marketed, provided and sold to customers of the Company throughout the world (the “Restricted Area”); and

                       (d)     The Company has a legitimate interest in protecting the confidentiality of the Company’s Confidential Information.

          3.          Consideration. Member is a member of the Company and will receive a substantial financial benefit from the Subject Transactions through his prior ownership of the Company, as well as his engagement by the Company as a consultant after the closing of the Subject Transactions and certain fees paid to Member in connection therewith as set forth in the Purchase Agreement.

          4.          Confidential Information. Member acknowledges and agrees that all Confidential Information known or obtained by Member, whether before or after the date hereof, is the property of the Company. Further, Member agrees:

                       (a)     To keep secret all Confidential Information, and not to disclose the Confidential Information to anyone outside of the Company or otherwise use the Confidential Information for his own benefit or for the benefit of any third party, whether Member has such information in his memory or embodied in writing or other physical form, except with the Company’s prior written consent or in furtherance of the Business; and

                       (b)     To deliver promptly to the Company at any time the Company may request all Confidential Information which he may then possess or have under his control.

                       The foregoing confidentiality obligations shall not apply to information that Member is compelled to disclose by judicial or administrative process, provided that Member shall provide written notice to the Company prior to producing such information, which notice shall be given as soon as practicable so that the Company may seek a protective order or other appropriate remedy.

                       Member agrees that the confidentiality obligations hereunder shall commence on the Commencement Date and shall survive and continue in effect during the Restriction Period (defined below).

          5.          Non-Competition; Nonsolicitation. As an inducement for the Company to enter into the Purchase Agreement and the Consulting Agreement, and for the Company to fulfill its respective obligations thereunder, Member agrees that:

                       (a)     Non-Competition. “Restriction Period” as used herein means the period ending five (5) years from the Commencement Date. During the Restriction Period, Member shall not, directly or indirectly (whether for compensation or otherwise), alone or as officer, director, member, partner, associate, agent or principal, engage or invest in, own, manage, operate, finance or control, any person that is engaged or plans to engage in any of the Restricted Activities in any portion of the Restricted Area. The foregoing provisions shall not apply to: (i) investments in shares of stock of a corporation traded on a national securities exchange or on the national over-the-counter market which shall constitute less than one percent (1%) of the outstanding shares of such stock of such corporation, or (ii) the receipt of commissions or other compensation from internet sales made indirectly by the SM Restaurants through a linking agreement or arrangement with the Company.

                       (b)     Nonsolicitation of Employees. During the period ending one (1) year from the Commencement Date, Member shall not, directly or indirectly, either for himself or any other person, solicit to leave his or her employment or engagement with the Company, or employ or otherwise engage, or identify for the purpose of being recruited for employment for any other person, any of the employees of the Company. Thereafter, for the remainder of the Restriction Period, Member shall not, directly or indirectly, either for himself or any other person, solicit to leave his or her employment or engagement with the Company, or identify for the purpose of being recruited for employment for any other person, any of the employees of the Company. For purposes of this Section 5(b), the term “employees” shall include any persons having such status with regard to the Company at any time during the twelve (12) months preceding the event in question.

                       (c)     Member agrees that the covenants in this Section 5 are reasonable with respect to duration, geographical area and scope.

          6.          Remedies. If Member breaches any of the covenants set forth in Sections 4 and 5, the Company shall have the right and remedy to seek a temporary restraining order or preliminary injunctive relief and to have such provisions specifically enforced by any court having equity jurisdiction. Member specifically acknowledges and agrees that any breach of the provisions of Sections 4 and 5 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bond or other security.

          If, notwithstanding the stated and clear intent of the parties set forth in Sections 2, 4 and 5 above and their acknowledgement of the appropriateness of restrictions with respect to the duration, geography and activities set forth therein, any covenant contained in Sections 4 and 5 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, any court having jurisdiction shall reform the covenant to the extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interest of the Company and to enforce the covenant as reformed.

          7.          Successors and Assigns. This Agreement shall be binding upon the Company and Member and will inure to the benefit of, and be enforceable by, the Company and its affiliates, successors in interest and Member and Member’s assigns, heirs and legal representatives.

          8.          Remedies Cumulative; Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except to the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

          9.          Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles. All parties hereby submit to the personal and subject matter jurisdiction and venue of the state and federal courts located in the County of New York, State of New York.

          10.        Section Headings; Construction; References. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

          11.        Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company, to:	Artisanal Cheese, LLC
42 Forest Lane
Bronxville, New York 10708
Attn: Daniel W. Dowe, Esq.
Telephone No.: (914)-441-3591
Telecopy No.: (914) 337-0846
Email: ddowe@ix.netcom.com

If to Member, to:	Artisanal Cheese, LLC
500 West 37th Street, Second Floor
New York, New York 10018
Attn: Terrance Brennan
Telephone No.: (212)-239-1200
Telecopy No.: (212)-239-1417
Email: tbrennan@artisanalcheese.com

          12.          Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof. This Agreement may not be modified and amended except by a written agreement executed by all parties hereto.

          13.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

MEMBER:

Printed Name: Terrance Brennan

THE COMPANY:

ARTISANAL CHEESE, LLC

By:
Name: Daniel W. Dowe